    As filed with the Securities and Exchange Commission on January 11, 2001

                                   Securities Act registration no. 333-53390
                                       Investment Company Act file no. 811-10261
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM N-1A
________________________________________________________________________________

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933         [X]
        Pre-Effective Amendment No. 1                                   [X]

                                      and

      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940   [X]
                                Amendment No. 1                         [X]
________________________________________________________________________________

                              PEARL MUTUAL FUNDS
                                 (Registrant)
                           on behalf of its series:

                            Pearl Total Return Fund
                         Pearl Aggressive Growth Fund

                               2610 Park Avenue
                                 P.O. Box 209
                            Muscatine, Iowa  52761

                         Telephone number 319/264-8000
________________________________________________________________________________

     Janet R. Van Alsburg                     Stacy H. Winick
     2610 Park Avenue                         Bell, Boyd & Lloyd LLC
     P.O. Box 209                             70 West Madison Street, #3300
     Muscatine, Iowa 52761                    Chicago, Illinois  60602

                             (Agents for service)
________________________________________________________________________________

                 Approximate Date of Proposed Public Offering:

 As soon as practicable after the effective date of this Registration Statement
________________________________________________________________________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

This Pre-Effective Amendment No.1 incorporates by reference the information contained in Parts A, B, and C of such Registration Statement, which was filed with the Commission on January 8, 2001 (accession number
0000950131-01-000098).

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Muscatine, Iowa on January 11, 2001.


                                        PEARL MUTUAL FUNDS


                                        By /s/ David M. Stanley
                                           --------------------------------
                                           David M. Stanley, Chairman

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

       Name                       Title                           Date
       ----                       -----                           ----

/s/ John W. Axel                Trustee                       )
--------------------------                                    )
John W. Axel                                                  )
                                                              )
/s/ Jeffrey R. Boeyink          Trustee                       )
--------------------------                                    )
Jeffrey R. Boeyink                                            )
                                                              )
/s/ Douglas B. Coder            Trustee                       )
--------------------------                                    )
Douglas B. Coder                                              )
                                                              )
/s/ Dr. David N. DeJong         Trustee                       )
--------------------------                                    )
Dr. David N. DeJong                                           )
                                                              )
/s/ David L. Evans              Trustee                       )
--------------------------                                    )
David L. Evans                                                ) January 11, 2001
                                                              )
/s/ David M. Stanley            Trustee                       )
--------------------------                                    )
David M. Stanley                Chairman and President        )
                                (principal executive officer) )
                                                              )
/s/ Robert W. Toborg            Trustee                       )
--------------------------                                    )
Robert W. Toborg                                              )
                                                              )
/s/ Janet R. Van Alsburg        Vice-President                )
--------------------------                                    )
Janet R. Van Alsburg            Secretary and Treasurer       )
                                (principal accounting officer )